Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Fourth Quarter and

Full Year 2014 Results

Fourth Quarter Net Income of $0.05 Per Share

and Full Year Profitability

SAN DIEGO, March 4, 2015 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions and tablets, today announced results for its fourth quarter and year ended December 31, 2014.

“We are very pleased to report strong results in our fourth quarter in terms of both revenue and earnings,” said Joseph Ram, president and CEO of InfoSonics. “Our efforts to diversify our customer base into the retail segment are finally paying off. Fourth quarter revenues increased 51% over the same quarter last year and resulted in 27% sales growth for the year as a whole. Strong bottom line profitability in the fourth quarter also drove profitability for the full 2014 year. We sold a higher mix of smartphones in the fourth quarter and our average selling price per unit was up 57% over the prior year quarter. We feel positive looking ahead to 2015 as we have significantly refreshed our product portfolio and plan to continue to do so at a more rapid pace than in the past. We have been working to improve the design, technology, specifications and pricing of our new phones to make them even more competitive in both the carrier and retail spaces. In addition, we are responding to customer demand for larger screen devices and, for the U.S. market, have introduced our first LTE model with more models to be launched soon.”

InfoSonics reported net sales for the 2014 fourth quarter of $17.9 million, which represented a $6.1 million, or 51%, increase from $11.9 million for the fourth quarter of 2013. The Company reported significant sales growth to customers in Mexico, Peru and the U.S. Unit shipments during the quarter declined by 4% compared to the prior year, but the average selling price per unit rose 57%. Net sales for the year ended December 31, 2014 were $48.1 million, which represented a $10.2 million, or 27%, increase over $37.9 million for the 2013 year.

Gross profit in the fourth quarter of 2014 was $3.0 million, a 48% increase compared to $2.0 million for the comparable period in 2013. The gross profit margin as a percent of sales in the fourth quarter of 2014 declined to 16.5% compared to 16.9% for the comparable period in 2013. The margin reduction resulted from costs in the quarter associated with the conclusion of projects for internally designed products and related terminations with contract manufacturers, as well as a higher level of inventory reserves. Gross profit for the year ended December 31, 2014 was $8.3 million, which represented a $1.3 million, or 19%, increase from $6.9 million for the 2013 year.

Operating expenses in the fourth quarter of 2014 were $2.1 million, an increase of $284,000, or 15%, compared to $1.9 million in the 2013 fourth quarter. This reflects a $422,000, or 26%, increase in SG&A expenses and a $138,000, or 64%, decrease in R&D expenses. The higher SG&A expenses include increased personnel, marketing and insurance costs, while the decrease in R&D expenses reflects the wind-down of the Company’s China-based development team. Total operating expenses as a percent of sales in the fourth quarter declined from 15.6% in the 2013 fourth quarter to 11.9% in the 2014 fourth quarter. For the year ended December 31, 2014, total operating expenses were $8.0 million, which represented a $120,000, or 1%, decrease from $8.1 million for the 2013 year. As a percent of sales, operating expenses declined from 21.3% in 2013 to 16.6% in 2014.

Net income for the fourth quarter of 2014 was $730,000, $0.05 per share, compared to net income of $125,000, $0.01 per share, in the fourth quarter of 2013. Net income for the year ended December 31, 2014 was $261,000, $0.02 per share, compared to a net loss of $597,000, $0.04 per share, in the 2013 year.

At December 31, 2014, the Company had $1.5 million in cash, $15.9 million of net working capital and $2.7 million of outstanding bank debt.

About InfoSonics Corporation

InfoSonics is a San Diego-based manufacturer and provider of wireless handsets, tablets and related products to carriers, distributors and consumers in the United States and Latin America under the verykool® brand. The company is committed to delivering quality products with innovative designs that appeal to consumers and offer exceptional value. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Past performance in any period may not be indicative of future results in the next period or the same period in a subsequent year. We also experience seasonal revenue fluctuations that can be significant from one quarter to another. Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) our ability to develop new verykool® handsets, including LTE models, at a sufficient pace and successfully introduce them into target markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company, including claims for infringement of intellectual property; (19) the ability of the Company to have access to adequate capital to fund its operations, including the availability of vendor credit and availability under the Company’s bank line of credit; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Audited)
Net sales	$17,937	$11,865	$48,144	$37,895
Cost of sales	14,981	9,863	39,891	30,953

Gross profit	2,956	2,002	8,253	6,942

Operating expenses:
Selling, general and administrative	2,059	1,637	7,379	6,751
Research and development	79	217	588	1,336

	2,138	1,854	7,967	8,087

Operating income (loss)	818	148	286	(1,145)
Other income (expense):
Other income (expense)	(2)	(2)	115	582
Interest, net	(75)	2	(126)	17

Income (loss) before provision for income taxes	741	148	275	(546)
Provision for income taxes	(11)	(23)	(14)	(51)

Net income (loss)	$730	$125	$261	$(597)

Net income (loss) per share:
Basic	$0.05	$0.01	$0.02	$(0.04)
Diluted	$0.05	$0.01	$0.02	$(0.04)
Weighted-average number of common shares outstanding:
Basic	14,358	14,184	14,323	14,184
Diluted	14,685	14,294	14,789	14,184

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,464	$2,369
Trade accounts receivable, net of allowance for doubtful accounts of $95 and $373, respectively	15,644	11,856
Other accounts receivable	70	163
Inventory	5,880	2,467
Prepaid assets	2,778	3,435

Total Current Assets	25,836	20,290
Property and equipment, net	137	200
Other assets	31	179

Total assets	$26,004	$20,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,371	$1,161
Accrued expenses	2,804	3,180
Line of credit borrowings	2,725	—

Total Current Liabilities	9,900	4,341

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,358 and 14,184 shares issued and outstanding as of December 31, 2014 and 2013, respectively	14	14
Additional paid-in capital	32,614	32,391
Accumulated other comprehensive loss	(726)	(18)
Accumulated deficit	(15,798)	(16,059)

Total stockholders’ equity	16,104	16,328

Total liabilities and stockholders’ equity	$26,004	$20,669

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the Twelve Months Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$261	$(597)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	146	263
Loss on disposal of fixed assets	33	49
Provision for (recovery of) bad debts	(65)	34
Provision for obsolete inventory	255	(194)
Stock-based compensation expense	86	109
(Increase) decrease in:
Trade accounts receivable	(3,723)	(1,643)
Other accounts receivable	93	(68)
Inventory	(3,668)	1,156
Prepaids	657	(1,914)
Other assets	148	50
Increase (decrease) in:
Accounts payable	3,210	(353)
Accrued expenses	(376)	(606)

Net cash used in operating activities	(2,943)	(3,714)

Cash flows from investing activities:
Purchase of property and equipment	(116)	(145)
Decrease in restricted cash	—	1,003

Net cash provided by (used in) investing activities	(116)	858

Cash flows from financing activities:
Borrowings on line of credit	4,380	—
Repayments on line of credit	(1,655)	—
Cash received from exercise of stock options	137	—

Net cash provided by financing activities	2,862	—

Effect of exchange rate changes on cash	(708)	(5)

Net decrease in cash and cash equivalents	(905)	(2,861)
Cash and cash equivalents, beginning of period	2,369	5,230

Cash and cash equivalents, end of period	$1,464	$2,369

Cash paid for interest	$77	$—
Cash paid for taxes	$50	—